EXHIBIT 2


                            RESIGNATION AS A DIRECTOR


I, the undersigned, Rod Jao do hereby give notice of my resignation as a Director of Pan Asia Communications Corp. effective on the date of the signing hereof.



SIGNED at Vancouver this 4th day of December, 2002




/s/  Rod Jao
-----------------------------------
Rod Jao
Director


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